    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 31, 2002

                                                      REGISTRATION NO. 333-76676

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                               AMENDMENT NO. 3 TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------
                                    DVI, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 ---------------

               DELAWARE                                   22-2722773
    (STATE OR OTHER JURISDICTION OF                    (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)                  IDENTIFICATION NUMBER)

                                 ---------------
                                 2500 YORK ROAD
                           JAMISON, PENNSYLVANIA 18929
                                 (215) 488-5000
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ---------------

              MICHAEL A. O'HANLON                           WITH A COPY TO:
                   DVI, INC.                               KARL A. ROESSNER
                 2500 YORK ROAD                         CLIFFORD CHANCE US LLP
          JAMISON, PENNSYLVANIA 18929                       200 PARK AVENUE
                 (215) 488-5000                        NEW YORK, NEW YORK 10166
     (NAME, ADDRESS INCLUDING ZIP CODE,                      (212) 878-8000
             AND TELEPHONE NUMBER,
   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                 ---------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC. From time to time after the effective date of this registration statement as determined by market conditions.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
================================================================================

       TITLE OF SHARES           AMOUNT TO BE      PROPOSED MAXIMUM AGGREGATE   PROPOSED MAXIMUM AGGREGATE      AMOUNT OF
       TO BE REGISTERED           REGISTERED             PRICE PER UNIT             OFFERING PRICE(1)          REGISTRATION FEE(2)
       ----------------           ----------             --------------             -----------------          -------------------
Common Stock, par value $.005   1,202,831 shares             (3)                      $12,750,009                $1,173
==================================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.

(2) Previously paid.

(3) Excluded in accordance with Rule 457(o) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                 Subject to Completion, dated December __, 2002


PROSPECTUS

                                    DVI, INC.

                        1,202,831 SHARES OF COMMON STOCK

                                 ---------------

      This prospectus relates to the offer of 1,202,831 shares of our common stock. These shares may be offered from time to time by the persons named in this prospectus under "Selling Securityholders," who will have acquired those shares upon conversion of our 9-1/8% Convertible Subordinated Notes Due 2004. All costs, expenses and fees incurred in connection with the registration of the shares are being borne by us, but all selling and other expenses incurred by the selling securityholders will be borne by them. See "Plan of Distribution."

      We will not receive any of the proceeds from the sale of the shares offered under this prospectus.

      Our common stock is listed on the New York Stock Exchange under the symbol "DVI."

      THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SHARES, SEE THE SECTION CAPTIONED "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

      Our principal executive offices are located at 2500 York Road, Jamison, Pennsylvania 18929 (telephone: 215-488-5000).

                                 ---------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------


                The date of this Prospectus is December __, 2002

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                TABLE OF CONTENTS


                                                                                                                Page
INTRODUCTORY NOTE..............................................................................................   1

DVI, INC.......................................................................................................   1

RISK FACTORS...................................................................................................   7

WHERE YOU CAN FIND MORE INFORMATION............................................................................  16

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................................................  17

FORWARD-LOOKING INFORMATION....................................................................................  17

USE OF PROCEEDS................................................................................................  18

SELLING SECURITYHOLDERS........................................................................................  18

PLAN OF DISTRIBUTION...........................................................................................  20

EXPERTS .......................................................................................................  21

LEGAL MATTERS..................................................................................................  21


      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. No one is making an offer of the shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                INTRODUCTORY NOTE

      You should read carefully this entire prospectus, especially the section "Risk Factors" and our financial statements and the notes to our financial statements, for a more complete understanding of this offering and our business. Unless otherwise indicated, all references to "DVI," "the Company," "we," "us" and "our" refer to DVI, Inc. and its consolidated subsidiaries.

                                    DVI, INC.

GENERAL


         We are an independent specialty finance company that provides asset-backed financing to healthcare service providers. Our two core businesses are medical equipment finance and medical receivables finance. As of September 30, 2002, our medical equipment finance business segment accounted for approximately $1.1 billion or approximately 74.1% of our net financed assets and approximately $7.0 million of our net earnings for the three-month period then ended. As of September 30, 2002, our medical receivables finance business segment accounted for approximately $282.1 million or approximately 19.9% of our net financed assets and approximately $216,000 of our net earnings for the three-month period then ended. When we refer to "net financed assets" we mean the aggregate amount of our



      - net investment in direct financing leases and notes secured by equipment or medical receivables;



      -     retained interests in securitizations; and



      -     equipment on operating leases.



      When we refer to "net investment in direct financing leases" we mean our investment in lease contracts under which we are paid the cost of the equipment financed thereunder plus interest and the party entering into the lease is given a bargain purchase option at the end of the lease term.



      We provide our services principally in the U.S., Latin America, Europe, the United Kingdom, South Africa, Asia, Japan and Australia. We also provide asset-backed financing for emerging growth companies. At September 30, 2002, our total assets and shareholders' equity were approximately $1.7 billion and approximately $235.1 million, respectively.


      We principally serve the financing needs of middle-market healthcare service providers, such as outpatient healthcare providers, medical imaging centers, physician group practices, integrated healthcare delivery networks and hospitals. Many of our customers are growing entrepreneurial companies that have capitalized on trends affecting the healthcare delivery systems in the U.S. and other countries to build their businesses. These trends include:

      - Significant growth in the level of healthcare expenditures worldwide;

      - Dramatic efforts by governmental and market forces to reduce healthcare delivery costs and increase efficiency;

      -     Favorable demographic and public policy trends worldwide;

      - Growth, consolidation and restructuring of healthcare service providers; and

      - Advances in medical technologies that have increased the demand for healthcare services and the need for sophisticated medical diagnostic and treatment equipment.


      As a result of these trends, our business has grown substantially. From June 30, 1998 to September 30, 2002, our managed net financed assets portfolio increased 117% to approximately $2.7 billion from approximately $1.2 billion. When we refer to "managed net financed assets" we mean the aggregate amount of our net financed assets and our off-balance sheet net financed receivables (sold to third parties, but still serviced by us) less our retained interests in securitizations.



      In addition to our two core businesses, we also have a third business segment which we refer to as our Corporate and All Other segment. This segment contains our interim real estate financing, mortgage loan placement, subordinated debt financing and asset-backed financing to emerging growth companies operations. As of September 30, 2002, our corporate and all other business segment accounted for approximately $84.2 million or approximately 5.9% of our net financed assets and contributed a loss of approximately $2.2 million to our net earnings for the three-month period then ended.


MEDICAL EQUIPMENT FINANCE


      Our medical equipment finance business, which as of September 30, 2002 had net financed assets of approximately $1.1 billion and for the three months ended September 30, 2002 accounted for approximately $7.0 million of our net earnings, operates by:


      - Providing financing directly to end users of diagnostic imaging and other sophisticated medical equipment;

      - Providing financing directly to end users of lower-cost medical devices; and

      - Providing domestic and international finance programs for vendors of diagnostic and other sophisticated medical equipment.


      Our typical equipment contracts for diagnostic, patient treatment and other sophisticated medical equipment (originated both domestically and internationally) range from $200,000 to $3.0 million while equipment contracts for lower cost medical devices range from $5,000 to $200,000. Most of our equipment contracts are structured so that the full cost of the equipment and all financing costs are repaid during the financing term, which is typically five years. Because most of our equipment contracts are structured as notes secured by equipment or as direct financing leases with a purchase option at the end of the term that affords the customer an opportunity to own the equipment for a price much lower than its estimated value at that time, our exposure to residual asset value is limited. Our residual asset value at September 30, 2002 was $25.3 million.


      For accounting purposes, we classify the equipment contracts we originate as: notes secured by equipment, direct financing leases or operating leases.

      Generally, in transactions where notes are secured by equipment and in direct financing leases, the obligor has substantially all of the benefits and risks of ownership of the equipment. Operating leases provide for the rental of the asset. The different classifications can result in accounting treatments that provide substantially different income and costs during the contract term. Direct financing leases and notes secured by equipment are reflected on our balance sheet as "investment in direct financing leases and notes secured by equipment or medical receivables". For statement of operations purposes, those transactions result in amortization of finance income over the contract term in the amounts computed using the interest method.

      We enter into two types of direct financing lease transactions, which are referred to as "conditional sales agreements" and "fair market value transactions". Conditional sales agreements and notes secured by equipment represent those transactions in which we retain no residual interest in the underlying equipment. Fair market value transactions are those transactions in which we retain a residual interest in the equipment. We record this residual interest on our books as an estimate of the financed equipment's projected fair market value at the end of the transaction term. At the inception of notes secured by equipment and direct financing lease fixed payment transactions, unearned income represents the amount by which the gross transaction receivables and the estimated residual value (on fair market value transactions) exceed equipment cost. At the inception of notes secured by equipment and direct financing lease variable rate transactions, the beginning receivable balance is equal to the equipment cost only. Variable rate contracts have scheduled principal payments and variable interest payments that are calculated and accrued monthly on the remaining principal balance. The accrued interest receivable on variable rate contracts is reflected on the balance sheet under accounts receivable.

      Leases and contracts for the rental of equipment that do not meet the criteria of direct financing leases are accounted for as operating leases. We record equipment under an operating lease or a rental contract on the balance sheet at our cost and depreciate this equipment on a straight-line basis over its estimated useful life. Income is also recognized on a straight-line basis over the life of the contract.

      Notes secured by equipment and direct financing lease transactions are all "net" transactions under which the obligor must make all scheduled payments, maintain the equipment, insure the equipment against loss and pay all equipment-related taxes. In fair market value transactions, at the end of the initial financing term, the obligor has the option to purchase the equipment for its fair market value, extend the financing term under renegotiated payments or return the equipment to us. If the equipment is returned to us, we must sell or lease the equipment to another user.

      In transactions that we permanently fund through securitization, a process described in more detail below, or other structured finance transactions which we treat as debt, income is deferred and recognized using the interest method over the respective term of the contracts being permanently funded. If an obligor under a contract defaults, we may not receive all or a portion of the unamortized income associated with the transaction.

      We have traditionally focused our medical equipment financing activities on the domestic outpatient diagnostic and treatment services sector of the healthcare industry. This sector typically consists of radiologists and other diagnostic service providers who were among the first in the domestic healthcare industry to move away from the hospital setting toward outpatient treatment centers. We expect the range of outpatient services we finance to expand, and we intend to focus on the equipment used and medical receivables generated as a result of that expansion.



      In recent years, we have significantly expanded our international business in which we finance the purchase of diagnostic imaging and other sophisticated medical equipment by private clinics, diagnostic centers and hospitals. Our international business is focused on providing finance programs for equipment manufacturers doing business in Latin America, Europe, the United Kingdom, South Africa, Asia, Japan and Australia. As of September 30, 2002, no international country constituted more than 10% of our revenues or assets. We believe our presence in these regions enhances our relationships with certain medical equipment manufacturers and permits us to capitalize on the growing international markets for medical equipment financing. We view continued expansion of our relationships with medical equipment vendors and manufacturers as an integral component of our growth strategy, and we intend to continue our expansion of international medical equipment finance activities. At September 30, 2002, our portfolio of international equipment contracts accounted for $384.6 million of our total net financed assets.


MEDICAL RECEIVABLES FINANCE


      Our medical receivables financing business, which as of September 30, 2002 had net financed assets of approximately $282.1 million and for the three months ended September 30, 2002 accounted for approximately $216,000 of our net earnings, operates by providing loans to healthcare providers that are secured by their receivables. Substantially all of these lines of credit are collateralized by third party medical receivables due from Medicare, Medicaid, HMOs, PPOs, commercial insurance companies, self-insured corporations, and, to a limited extent, other healthcare service providers. At times, we may use additional types of collateral to secure these loans. We generally advance 70% to 85% of our estimate of the net collectible value of the eligible receivables from third party payors. Clients continue to bill and collect the accounts receivable, subject to lockbox collection and sweep arrangements established for our benefit. The interest and fee income generated from these loans are recognized over the terms of the lines of credit, which are typically one to three years, and are recorded as amortization of finance income and other income. We conduct due diligence on our potential medical receivables clients for all financings and follow underwriting and credit policies in providing financing to customers. Our credit risk is mitigated by our security interest in the customer's eligible and ineligible receivables and by the customer's additional collateral, where applicable. Our medical receivables loans are structured as floating rate lines of credit. These lines of credit typically range in size from $1.0 million to $15.0 million; however, in certain limited circumstances commitments ranging from $20.0 million to $40.0 million are also provided.


      Medical receivables financing is readily available for many hospitals and for physicians seeking relatively small amounts of funding. However, for outpatient healthcare providers seeking funding in excess of $1.0 million, the principal sources of financing generally are limited to specialty finance companies or factoring companies that purchase receivables at a discount. We believe the principal reasons for the lack of financing in these areas historically have been the uncertainty of the value of the receivables, the lack of permanent funding vehicles and the potential for fraud due to the difficulty of verifying the performance of healthcare services. More recently, interest in providing financing for this sector has increased as a result of improved understanding of the expected reimbursement levels for healthcare services and the availability of historical performance data on which to base credit decisions. Our strategy in medical receivables financing is to differentiate ourselves from many of our competitors by offering loans secured by medical receivables. We believe that loans secured by medical receivables are often more attractive to borrowers that generate high-quality medical receivables because those borrowers find that our financing services cost less than receivables factoring.

OUR SECURITIZATION PROCESS

      We permanently fund a portion of our medical equipment finance business and, to a lesser extent, our medical receivables finance business, through the use of securitizations. In our securitization process, our wholly-owned subsidiary DVI Financial Services Inc., sometimes referred to as "DVI Financial," transfers assets such as equipment finance contracts and its rights in the related equipment to an intermediate bankruptcy-remote special purpose company, sometimes referred to as the "intermediary SPC," that is wholly-owned by DVI Financial. The intermediary SPC subsequently transfers the assets to another special purpose entity that issues the asset-backed notes, sometimes referred to as the "issuer," which is also bankruptcy-remote and owned by a special purpose affiliate of the Company, DVI Receivables Corp. VIII. The issuer issues notes to investors. Principal and interest on the notes issued to investors by the issuer are paid from the cash flows produced by the pool of contracts being securitized.

The notes are secured by a pledge by the issuer of a security interest in all its rights, title and interest in and to the assets being securitized. DVI normally has two term securitizations per year.


      DVI Receivables Corp. VIII is a special purpose, bankruptcy-remote corporation formed in December, 1998 to sponsor asset-backed securitizations. DVI Receivables Corp. VIII has been the sole owner of all of the membership units and the managing member of each issuer in our securitization transactions since July, 1999. All of the outstanding capital stock of DVI Receivables Corp. VIII is owned by DVI Financial, which is the originator and initial servicer of all of our medical equipment finance contract securitizations.


      For illustrative purposes, on November 14, 2002, DVI Financial transferred equipment finance contracts and its rights in the related equipment or the "Assets" to an intermediary SPC. This transfer was a contribution to capital to the intermediary SPC in exchange for the issuance of all of the capital stock of the intermediary SPC to DVI Financial as a result of which the intermediary SPC became a wholly-owned subsidiary of DVI Financial. Immediately afterwards, the intermediary SPC sold the contracts and contract payments, and granted a security interest in its rights in the Assets, to another bankruptcy remote, special purpose entity, DVI Receivables XVIII, LLC (the issuer of the notes in this transaction) in exchange for the net proceeds of sale of the asset-backed notes issued by the issuer. The issuer is wholly-owned by DVI Receivables Corp.
VIII. The transfers to the intermediary SPC and the issuer are absolute and unconditional transfers. As collateral for the asset-backed notes, the issuer has granted to a trustee for the benefit of the asset-backed noteholders a security interest in all of the issuer's right, title and interest in and to the Assets, and delivered to the trustee the original executed equipment finance contracts, for it to hold until that contract has terminated or all asset-backed notes have been paid in full.



      The transaction outlined above describes our structure for securitizations treated as sales. Additionally, we also structure certain securitizations as financings. For accounting purposes, our securitizations are treated either as financings (on-balance sheet transactions) or as sales (off-balance sheet transactions). In an on-balance sheet transaction, the contracts being securitized remain on our balance sheet as an asset for their originally contracted term and the proceeds raised are accounted for as long-term debt (limited recourse discounted receivables) in which no gain or loss is recognized. In a transfer classified as a sale, we remove the contracts and related warehousing debt from our balance sheet and recognize a gain or loss on the sale of these contracts.



      For those securitizations that are treated as sales, DVI Financial initially retains the obligation to service the individual contracts in the securitization pool although they are removed from our balance sheet at the time of sale. We are compensated for these services pursuant to a servicing contract, which provides for our receipt of a servicing fee, late charges, and ancillary revenue. Generally accepted accounting principles or "GAAP" requires us to recognize a servicing asset based upon the fair value of the excess of the compensation received by us pursuant to the servicing contract over amounts that would otherwise be paid to an independent third party to perform this specific type of servicing. The amount of unamortized servicing rights recorded at September 30, 2002, was $15.6 million.



      In our securitizations, we are required to provide credit enhancement. This is generally accomplished through our retaining interests or overcollateralizing the securitization pool or through the use of cash reserve accounts. Our retained interests in the securitization pool generally arise from excess contract cash flow pledged, but generally not needed, to pay monthly installments on the asset-backed securities. We receive principal and interest with respect to the retained interest on each securitization only after principal and interest on asset-backed notes and all other superior interests have received the contractually required payments on each monthly payment date. Therefore, use of the retained interest to provide credit enhancement reduces our liquidity and requires us to obtain additional capital periodically. Over the last three years, this retained interest has been approximately 3% of the total discounted cash flows of the securitization pool.

      In addition, cash reserve accounts, which are required by the rating agencies as part of the credit enhancement, are created through the reduction of proceeds that we receive in our securitizations. The account is funded in full at the closing of the securitization, is non-declining over the life of the securitization, and is available to satisfy the investors in the event there is a shortfall in the cash flow of the securitization. The amount of the cash reserve over the last three years has ranged between 1.0% and 1.5% of the total discounted cash flows of the securitization pool.



      At September 30, 2002, our retained interests in securitizations was $56.2 million and our cash reserve accounts totaled $35.4 million.



      For those securitizations that are treated as sales, the outstanding balance of the portfolio was approximately $1.3 billion as of September 30, 2002, which earned approximately 1.7% of our finance and other income for the period and the outstanding balance of the on-balance sheet portion of our securitization portfolio was approximately $1.4 billion, which earned approximately 98.3% of our finance and other income for the period. The outstanding balance of our on- and off-balance sheet managed portfolio was approximately $2.7 billion as of September 30, 2002 and earned approximately $35.9 million for the three-month period then ended.


REASON FOR ISSUING THIS PROSPECTUS


      This prospectus has been prepared and filed on behalf of the persons named in this prospectus under "Selling Securityholders," who are the holders of our 9-1/8% Convertible Subordinated Notes Due 2004. These notes, which we issued in September 2001 pursuant to an exchange offer in which we offered to exchange our old 9-1/8% Convertible Subordinated Notes Due 2002 for these new notes, are convertible at any time at the option of the holder into shares of our common stock at a conversion price of $10.60, subject to customary anti-dilution provisions. The new notes differ from the old notes in that their maturity date is two years later. By filing this prospectus, we are enabling the holders of our new notes to sell the shares of our common stock that they will receive if they convert their new notes. Although the 9-1/8% Convertible Subordinated Notes were issued in an exchange offer in which the conversion price did not change from that in the original issuance, the shares of common stock issuable upon conversion were in the money at the date the exchange offer was completed because the market price of our common stock had risen to a value in excess of $10.60 per share. As of December 15, 2002, none of the 1,202,831 shares of common stock issuable upon conversion were "in the money" based on the closing price of our shares on that day, which was $7.51 per share.

                                  RISK FACTORS

      Our common stock involves a significant degree of risk. You should carefully consider the risk factors described below in addition to the other information contained in this prospectus, or incorporated by reference, in determining whether or not to purchase any shares of our common stock.

WE DEPEND ON "WAREHOUSE" FINANCING PROVIDED BY BANKS AND OTHER LENDERS TO MEET OUR SHORT-TERM FUNDING REQUIREMENTS.


      In order to sustain the growth of our financing business, we depend upon funding provided by banks and other lenders under "warehouse" credit facilities. We continuously use warehouse financing to fund loans to our customers. The funds we obtain through warehouse credit facilities are pursuant to full recourse short-term borrowings secured primarily by the underlying equipment, medical receivables and other collateral pledged to us by our customers. We typically repay these warehouse borrowings with proceeds we receive when we permanently fund our equipment and other loans using securitizations or other financing techniques. At June 30, 2002, we had available an aggregate of approximately $615.1 million under various warehouse credit facilities, of which approximately $562.1 million was available for funding equipment leases and loans and approximately $53.0 million was available for funding medical receivables loans. At June 30, 2002, we had approximately $315.3 million outstanding under our various warehouse credit facilities, of which approximately $274.6 million was used to fund equipment leases and approximately $40.7 million was used to fund medical receivables loans. If for any reason this type of warehouse financing were to cease to be available to us on acceptable terms, we would have to limit our equipment and other loan originations. This in turn would have a material adverse effect on our financial condition and results of operations.


WE DEPEND ON A SECURITIZATION PROGRAM TO MEET OUR LONG-TERM FUNDING
REQUIREMENTS.

      Our principal form of long-term funding is securitization, a process in which a pool of equipment lease and loan contracts is transferred to a special-purpose financing entity that issues notes to investors. Principal and interest on the notes issued to investors by the securitization entity are paid from the cash flows produced by the contract pool, and the notes are secured by a pledge of the assets in the contract pool as well as by other collateral. In the securitizations we sponsor, equipment lease and loan contracts funded through the securitizations must be credit enhanced in order to receive an investment grade credit rating. Typically, our securitizations are enhanced by subordinating each individual transaction as a separate tranche and by providing cash collateral. In the equipment securitizations we have sponsored to date, among other forms of enhancement, we have been effectively required to furnish credit enhancement equal to the difference between the total discounted cash flows of the securitization pool and the net proceeds we receive in such a securitization. Our ability to provide credit enhancement and to complete securitizations and other structured finance transactions depends upon a number of factors, including:

      -     general conditions in the credit markets;

      - the size and liquidity of the market for the types of securities we may issue or place in securitizations; and

      -     the overall performance of our loan portfolio.

      If for any reason the securitization markets were to cease to be accessible to us or if securitizations were to cease to be available to us on acceptable terms we would have to limit our equipment and other loan originations. This in turn would have a material adverse effect on our financial condition and results of operations. In addition, in general the terms of securitizations and other types of structured finance transactions require us to replace or repurchase equipment and other loans in the event they fail to conform to the representations and warranties made by us, even in transactions otherwise designated as non-recourse or limited recourse.

WE HAVE NO BINDING COMMITMENTS FOR LONG-TERM FUNDING.

      We do not have binding commitments from financial institutions or investment banks to provide long-term funding for our equipment or other loans. If for any reason we were unable to access the securitization markets, or obtain other forms of permanent funding for our lending activities, we would have to reduce our loan origination activity and we would need to obtain extensions of and other modifications to our existing warehouse credit facilities. If we were unable to obtain these modifications and extensions, we could possibly be required to repay our borrowings under the warehouse credit facilities, which would seriously adversely affect our liquidity and our business.

DEFAULTS BY OUR CUSTOMERS IN MAKING THE SCHEDULED PAYMENTS ON THEIR EQUIPMENT LEASES OR LOANS CAN HURT OUR BUSINESS IN A VARIETY OF WAYS.


      Many of our customers are outpatient healthcare providers. Loans to these customers require a high degree of credit analysis to determine their risk of default. In addition, one of our affiliates, Third Coast Capital, has begun to provide asset-backed financing for emerging growth companies which requires different types of credit analysis to determine default risk. Assets generated by Third Coast Capital are financed in the same manner as assets generated by us. Although all assets must meet the eligibility requirements set forth in their respective credit agreements, in the event that the assets generated by Third Coast Capital become ineligible, we would be required to fund the underlying assets with our own capital.



      During the past three fiscal years, our total net charge-offs as a result of defaults by customers were $12.5 million, $9.5 million and $7.4 million, respectively, which represents 0.89%, 0.76% and 0.64% of average net financed assets during the same periods. Although we try to reduce our risk of default and credit losses through our underwriting practices, loan servicing procedures and the use of various forms of non-recourse or limited recourse financing (in which the financing sources that permanently fund our equipment and other loans assume some or all of the risk of default by our customers), we remain exposed to potential losses resulting from defaults by customers. Customers' defaults could:


      - require us to make certain payments under our warehouse credit facilities;

      - in permanent equipment and other funding arrangements, require us to make payments to the extent of our remaining credit enhancement position;

      - result in the loss of the cash or other collateral pledged as credit enhancement under our permanent equipment and other funding arrangements; or

      - result in the loss of any remaining interest we may have kept in the underlying equipment.

WE MAY BE HELD DIRECTLY RESPONSIBLE FOR LOANS UNDER OUR WAREHOUSE FACILITY.

      During the period beginning when we initially fund an equipment or other loan under a warehouse credit facility and ending when we permanently fund the loan, we are exposed to full recourse liability under the warehouse facility in the event of default by the borrower. This means that the warehouse lenders' rights to recover the money used to fund the loan are not limited to claims against our customer and the collateral pledged by the customer, and that the warehouse lenders can elect to recover any unpaid money directly from us. An increase in the number of defaults resulting in our being responsible for an increased amount of loans under our warehouse credit facilities could have a material adverse effect on our financial condition and results of operations.

WE MAY BE UNABLE TO SECURE FUNDING FOR LOANS OR MAY BE SUBJECT TO GREATER RISK FOR LOANS IN OUR INTERNATIONAL PORTFOLIO.

      While we have typically been able to permanently fund our equipment and other loans, we have been unable to permanently fund many of the loans in our international portfolio. While we are in the process of securing permanent funding for our international portfolio and are exploring opportunities to permanently fund our other financing services (including through the sale of such assets), with respect to such loans and services we are subject to credit risk for a longer period of time than in our core domestic finance business. In some cases, this risk extends for the life of the loans made by us. In addition, in general the terms of securitizations and other types of structured finance transactions require us to replace or repurchase equipment and other loans in the event they fail to conform to the representations and warranties made by us in the transaction documents, even in transactions otherwise designated as non-recourse or limited recourse. Loans held in our international portfolio are subject to greater risk than loans held in our domestic portfolio and as a result may have a greater impact on our available liquidity.

WE DEPEND ON OUR CREDIT PERFORMANCE TO GAIN FUTURE LONG-TERM FINANCING.

      Our sources of long-term funding take into account the credit performance of the equipment and other loans previously financed by us in deciding whether and on what terms to make new loans. In addition, the credit rating agencies often involved in securitizations consider prior credit performance in determining the rating to be given to the securities issued in securitizations sponsored by us. Defaults by our customers could adversely affect our ability to obtain additional financing in the future by hurting our credit performance, including our ability to use securitization or other forms of structured finance.

OUR INDEBTEDNESS REQUIRES SIZEABLE INTEREST PAYMENTS.

      Our indebtedness requires us to make sizeable interest payments. Although we believe that cash available from operations and financing activities will be sufficient to enable us to make required interest payments on our debt, we cannot give any assurance that we will always be able to do so. We may encounter liquidity problems that could affect our ability to meet our payment obligations while attempting to withstand competitive pressures or adverse economic conditions. Any such liquidity problems or our inability to make interest payments could have a material adverse effect on our financial condition and results of operations as well as our ability to secure future financing.

BECAUSE WE OPERATE ON A NEGATIVE CASH FLOW BASIS, WE HAVE A CONTINUING SUBSTANTIAL NEED FOR ADDITIONAL CAPITAL.


      We currently operate on a negative cash flow basis and we expect to continue to operate on a negative cash flow basis as the volume of our loan purchases and originations increases and our securitization program grows. During our fiscal years ending June 30, 2000, June 30, 2001 and June 30, 2002, we had net cash used in operating activities of $173.6 million, 97.4 million, and 125.9 million, respectively. We require cash to fund:


      - loan originations and purchases pending their securitization and sale;

      - fees and expenses incurred in connection with the securitization of loans;

      - loan originations in connection with our new financing services, for which permanent sources of funding are still being developed;

      - credit enhancement requirements in connection with the securitization and sale of the loans, which include cash deposits, the funding of subordinated tranches, and/or the pledge of additional equipment or other loans that are funded with our capital;

      -     ongoing administrative and other operating expenses;

      - interest and principal payments under our warehouse credit facilities and other indebtedness; and

      - delinquent accounts, to the extent required by the terms of securitizations.

      In the future, we expect our primary sources of liquidity to continue to be existing cash fundings under our warehouse credit facilities, sales of loans through securitizations and other permanent fundings, new sources of permanent funding which are being developed for loan originations in connection with our financing services and the net proceeds from the sale of further issuances of debt or equity.

      We believe these sources will be sufficient to fund our liquidity requirements for at least the next 12 months if our future operations are consistent with management's current expectations. However, because we expect to continue to operate on a negative cash flow basis for the foreseeable future, we will need to effect debt or equity financings regularly. The type, timing and terms of financing selected by us will be dependent upon our cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. We cannot give any assurance that any of these sources will be available at any given time or that they will be available on favorable terms.

PURCHASE OF DELINQUENT CONTRACTS INCLUDED IN SECURITIZATION POOLS MAY REQUIRE SUBSTANTIAL CASH OUTLAYS AND SUBJECT US TO THE RISK OF LOSS ON THESE CONTRACTS.


      As servicer of the securitized pool of contracts, DVI Financial is obligated to make servicer advances to cover delinquent payments due on contracts included in the securitized pool, but only if we have a good faith belief that the advance is recoverable. Under the terms of our securitizations, the servicer is not obligated to make servicer advances with respect to defaulted or liquidated contracts or when the servicer believes in good faith that a servicer advance is not recoverable for a delinquent payment. We have chosen this approach because the practice of making servicer advances is common in the asset securitization market. To date, the advances we made have required substantial short term outlay of our cash and there is no assurance that future circumstances may not necessitate greater advances in any calendar month. Furthermore, if any servicer advance made by us is later deemed nonrecoverable, we are entitled to be reimbursed in full from collections on all contracts in subsequent months to the extent such collections exceed amounts due to the holders of notes issued by the issuer in the relevant securitization transaction.



         Additionally, we have the option (but not the obligation) to purchase, or substitute for, a limited number of delinquent (not more than 31 days past due) contracts, as long as they are not defaulted (more than 180 days past due) or liquidated. Typically, we exercise this right to purchase a delinquent contract if the particular circumstances indicate that we can manage the defaulted contract more productively and flexibly than possible within the constraints contained in the securitization documents, including those with respect to modifications, waivers and amendments. If we substitute a new contract, then a nominal amount of cash may have to be transferred along with the substitute contract. We also can purchase delinquent contracts for cash without substituting performing contracts subject to certain limitations. Purchases of delinquent contracts may require substantial cash outlay in any year. In the last three years our operating companies have purchased delinquent contracts in the aggregate amount of $103,067,699 and have sustained losses in connection with such purchases in the aggregate amount of $11,818,066. The liability relating to our repurchase of delinquent or non-performing assets recognized as of September 30, 2002 was approximately $2.4 million.

      We have also begun to recognize as owned by us, all contracts with respect to which actions taken by the obligor under the contract make the contract eligible for purchase by us pursuant to the terms of the securitization documents (regardless of whether we actually purchase the contract).

AS A BUSINESS THAT BORROWS AND LENDS MONEY, FLUCTUATING INTEREST RATES CAN INCREASE THE COST OF OUR BORROWINGS, CAUSE US TO INCUR COSTS TO LIMIT OUR INTEREST RATE EXPOSURE AND MAKE OUR LOANS LESS ATTRACTIVE TO OUR CUSTOMERS.

      When we borrow funds through warehouse credit facilities, we are exposed to certain risks caused by interest rate fluctuations. Although our equipment leases and loans are structured and permanently funded on a fixed interest rate basis, we use warehouse credit facilities until permanent funding is obtained. Since our borrowings under our warehouse credit facilities bear interest at floating rates, we use hedging techniques to protect our interest rate margins during the period that warehouse credit facilities are used prior to an anticipated securitization and sale of the loans we originate. To manage our interest rate risk, we use derivative financial instruments such as forward rate agreements, forward market sales or purchases of treasury securities, and interest rate swaps and caps. We use these derivatives to manage certain components of interest rate risk including mismatches of the maturity of assets and liabilities on our balance sheet, hedging anticipated loan securitizations and sales and interest rate spread protection. However, we cannot give any assurance that:

      -     our hedging strategy or techniques will be effective;

      - our profitability will not be adversely affected during any period of changes in interest rates; or

      -     the costs of our hedging techniques will not exceed the benefits.

      A substantial and sustained increase in interest rates could adversely affect our ability to originate loans. In certain circumstances and for a variety of reasons, we may retain (and not permanently fund) for an indefinite period certain of the equipment and other loans we originate. In such cases, our interest rate exposure may continue for a longer period of time.

WE HAVE EXPANDED OUR OPERATIONS RECENTLY AND WE CANNOT BE SURE WE CAN MANAGE THE EXPANSION PROFITABLY.


      In the past four years, we originated a significantly greater number of equipment, medical receivables and other loans than we did in previous years. As a result of this growth, our managed net financed asset portfolio grew from approximately $1.2 billion at June 30, 1998 to approximately $2.7 billion at September 30, 2002. In light of this growth, the historical performance of our loan portfolio, including rates of credit loss, may not be useful in predicting future loan portfolio performance. Any credit or other problems associated with the large number of equipment and other loans recently originated are not yet apparent.


A SUBSTANTIAL PART OF OUR LOANS ARE ORIGINATED OUTSIDE THE UNITED STATES SUBJECTING OUR REVENUE TO THE RISKS ASSOCIATED WITH TRANSACTIONS INVOLVING FOREIGN CURRENCIES.


      The portion of our total loan origination and commitments outside the U.S. was approximately 15.1% and 14.9% for the fiscal years ended June 30, 2002 and June 30, 2001 , respectively. We anticipate that equipment leases and loans originated outside the U.S. may become an increasingly significant portion of our loan portfolio. With the continuing expansion of our international business, an increasing portion of our operations may be subject to risks, including currency exchange risks and risks related to foreign exchange controls and tax laws, that do not affect the U.S. domestic finance business we historically have operated.

      The growth of our international business is significantly dependent on referrals from manufacturers of diagnostic imaging equipment and other manufacturers of medical equipment we finance. In addition, these manufacturers occasionally provide credit support for or assume "first loss positions" with respect to equipment financing they refer to us. These manufacturers are not contractually obligated to give these referrals or to provide credit support or assume first loss positions in connection with their referrals and we cannot give any assurance that they will continue to do so. If for any reason we no longer received the benefits of these referrals or related credit support and assumptions of first loss positions, our international operations would be curtailed significantly.

      Our equipment leases and loans are denominated in both U.S. dollars and foreign currencies. To the extent our loans are denominated in foreign currencies, our operating results are subject to fluctuation based upon changes in the exchange rates of the applicable currencies in relation to the U.S. dollar. We engage in hedging activities with respect to our foreign currency exposure and management is continuing to monitor our exposure to currency fluctuations and our hedging policies. However, we cannot give any assurance that such hedging techniques will be successful.

      We are also subject to the adverse impact that foreign currency devaluations could have on our international customers' ability to make payments under equipment leases and loans. Although we try to account for the risk of devaluation when originating our international equipment leases and loans, we cannot give any assurance that we will be successful.

      With respect to our international portfolio, we are subject to the risk that foreign governments may impose exchange controls that block foreign currencies from leaving the country. If the government of a country in which we had made U.S. dollar-denominated loans were to impose foreign exchange controls, we could become unable to use the payments made in foreign currencies on the loans to secure our debt obligations to our U.S.-based lenders.

RECENT AND ONGOING POLITICAL AND ECONOMIC DEVELOPMENTS MAY FURTHER ADVERSELY AFFECT OUR LATIN AMERICAN OPERATIONS.

      During the last 12 months, our operations in Argentina have been significantly affected by political and economic developments in that country. The Argentine economy has experienced a prolonged recession which in recent months has worsened, resulting in a political and economic crisis which has disrupted Argentina's financial system and destabilized its economy. In January 2002, an Argentine governmental decree was adopted that required repayment of U.S. dollar-denominated obligations in Argentine Pesos, at a one-for-one conversion rate. During the same period, the market value of the Peso declined to a level substantially below one-for-one. This crisis and the Argentine government's response to it have adversely affected our operations in Argentina and required us to take charges that have reduced our earnings, as reflected in our financial statements for the nine-month period ended March 31, 2002. For the nine months ended March 31, 2002, the net effect of the events in Latin America on our business operations was a reduction in our net after-tax earnings of $5.0 million. It is possible that continuing developments will require us to take further write-offs and recognize additional losses in respect of our Argentine operations.


      Recently, other Latin American countries in which we do business also have experienced adverse economic developments. It is likely that these developments will result in increased delinquencies in our receivables and in losses that will reduce our earnings. We expect to monitor the Latin American situation carefully and to review our operations in these countries. If we were to decide to withdraw from some or all of those countries, we would be likely to experience significantly negative near-term effects because of the cost of doing so and because having withdrawn, it would be more difficult to avoid or limit credit losses. As of September 30, 2002, no international country constituted more than 10% of our revenues or assets.

THE SUCCESS OF OUR MEDICAL RECEIVABLES FINANCING BUSINESS IS DEPENDENT UPON OUR ABILITY TO ASSESS THE QUALITY OF THE RECEIVABLES.

      Our medical receivables financing business generally consists of providing loans to healthcare providers that are secured by their receivables. Receivables are paid by groups such as insurance companies, governmental programs and other healthcare providers. These loans may also be secured by other types of collateral. Healthcare providers may overstate the quality and characteristics of their medical receivables, which we analyze in determining the amount of the line of credit to be secured by such receivables. After our determination has been made, healthcare providers also could change their billing and collection systems, accounting systems or patient records in a way that could adversely affect our ability to monitor the quality and/or performance of the related medical receivables.

WE MAY HAVE DIFFICULTY COLLECTING ON THE RECEIVABLES THAT SECURE THE LOANS THAT WE PROVIDE.

      Our medical receivables financing business depends on our ability to collect the receivables that secure the loans that we provide. If we are unable to collect these receivables, we may be adversely affected. Some of the reasons that we may not be able to collect receivables include the following:

      - We may be unable to create and maintain perfected security interests in medical receivables, particularly those generated by Medicaid and Medicare claims, where federal regulations prohibit us from obtaining control of the deposit accounts to which Medicare and Medicaid claims are paid. Even for accounts to which other health insurance receivables are paid, there is additional effort (obtaining control of such account rather than merely filing a financing statement) required to perfect our security interest in that collateral.

      - Payors may make payments directly to healthcare providers that have the effect (intentionally or otherwise) of circumventing our rights in such payments.

      - Payors may attempt to offset their payments to us against debts owed to the payors by the healthcare providers.

      - As a lender whose position is secured by receivables, we are less likely to collect outstanding receivables in the event of a borrower's insolvency than a lender whose position is secured by medical equipment that the borrower needs to operate its business.

      - A borrower that defaults on obligations secured by medical receivables may require additional loans, or modifications to the terms of existing loans, in order to continue operations and repay outstanding loans.

      - A conflict of interest may arise when we act as servicer for an equipment-based securitization and originate medical receivables loans to borrowers whose equipment leases or loans have been securitized.

      - The fact that the use of structured finance transactions to fund medical receivables is a relatively new process may impair our efforts to develop suitable sources of funding.

      An investor evaluating this risk should consider the efficiency with which we arranged for daily sweep of the government receivables accounts and for effective control agreements for all other accounts.

WE MAY SUFFER CREDIT LOSSES IN CONNECTION WITH OUR MEDICAL RECEIVABLES FINANCING BUSINESS.

      Although we believe we have structured our credit policies and lending practices to take into account the difficulties of assessing the quality of and collecting on receivables (including the acquisition of a collateral tracking system which will allow us to improve the monitoring of medical receivables), we cannot give any assurance that we will not sustain credit losses in connection with our medical receivables financing business.

WE ARE SUBJECT TO COMPLICATED GOVERNMENT REGULATIONS WITH WHICH WE COULD FAIL TO SUCCESSFULLY COMPLY.

      Our finance business is subject to numerous federal and state laws and regulations, which, among other things, may:

      - require that we obtain and maintain certain licenses and qualifications;

      - limit the interest rates, fees and other charges that we are allowed to collect;

      - limit or prescribe certain other terms of our finance receivables arrangements with clients; and

      -     subject us to certain claims, defenses and rights of offset.

      Although we believe that we are currently in compliance with applicable statutes and regulations, we cannot give any assurance that we will be able to maintain such compliance without incurring significant expense. The failure to comply with such statutes and regulations could have a material adverse effect upon us. Also, the adoption of additional statutes and regulations, changes in the interpretation and enforcement of current statutes and regulations, or the expansion of our business into jurisdictions that have adopted more stringent regulatory requirements than those in which we currently conduct business could have a material adverse effect upon us.

OUR RESULTS DEPEND ON THE DEMAND FOR MEDICAL EQUIPMENT.

         Many factors beyond our control affect the demand for our medical equipment financing services. In addition to general economic conditions and fluctuations in supply and demand, the demand for medical equipment may also be negatively affected by reductions in reimbursement amounts paid to healthcare providers for their services from third-party payors such as insurance companies, government programs and other healthcare providers and increased use of managed healthcare plans that often restrict the use of certain types of high technology medical equipment. For the quarters ended December 31, 2001, March 31, 2002 and June 30, 2002, financing for purchases of magnetic resonance imaging machines, commonly referred to as "MRI machines," accounted for approximately 39.8%, 23% and 25% (each by dollar volume, respectively) of the total loans originated by us. Any substantial decrease in our loan originations for the purchase of MRI machines could have a material adverse effect on our business.

WE COMPETE WITH EQUIPMENT MANUFACTURERS AND A VARIETY OF OTHER FINANCING SOURCES FOR OUR CUSTOMERS.

      The business of financing medical equipment is highly competitive. We compete with equipment manufacturers that sell and finance sales of their own equipment, finance subsidiaries of national and regional commercial banks and equipment leasing and financing companies. Many of our competitors have significantly greater financial and marketing resources than we do. In addition, the competition in the new markets recently targeted by our Company, specifically the medical device financing market and medical receivables financing market, may be greater than the levels of competition historically experienced by us.

      We believe that increased equipment lease and loan originations during the past three years resulted, in part, from a decrease in the number of competitors in the higher cost medical equipment financing market and our high level of penetration in this market. We cannot give any assurance that new competitive providers of financing will not enter the medical equipment financing market in the future. To meet our long-term growth objectives, we must increase our presence in our targeted markets for lower-cost medical devices and medical receivables financing businesses. To achieve this goal we may be required to reduce our margins to be competitive.

WE DEPEND ON OUR KEY PERSONNEL.

      Our ability to successfully continue our existing financing business, to expand into targeted markets and to develop our newer businesses depends upon our ability to retain the services of key management personnel. The loss of any of these individuals or an inability to attract and maintain additional qualified personnel could adversely affect our Company. We cannot give any assurance that we will be able to retain existing management personnel or attract additional qualified personnel.

WE HAVE A SUBSTANTIAL AMOUNT OF INDEBTEDNESS THAT MAY LIMIT OUR ABILITY TO BORROW MORE FUNDS TO OPERATE OUR BUSINESS.


      We have substantial outstanding indebtedness. As of September 30, 2002, we (including our consolidated subsidiaries) had total debt of approximately $1.2 billion, of which $695.7 million was full recourse debt and $507.4 million was limited recourse debt. Of the $1.203 billion of total debt, approximately $835.1 million was long-term debt and approximately $368.0 million was short-term debt. We have substantial debt service requirements. Our ability to repay indebtedness will depend upon future operating performance. Future operating performance depends upon the performance of our loan portfolio, the success of our business strategy, prevailing economic conditions, levels of interest rates and financial, business and other factors. Many of these factors are beyond our control. The degree to which we are leveraged may also impair our ability to obtain additional financing on acceptable terms. In addition, the indenture related to our Senior Notes due 2004 restricts our ability to obtain non-warehouse or limited recourse debt which may also limit our ability to refinance existing indebtedness.


WE HAVE OUTSTANDING CONVERTIBLE SECURITIES THAT MAY DILUTE EXISTING SECURITYHOLDERS.


      We have outstanding convertible securities, and may, from time to time issue additional convertible securities that, under certain circumstances, are convertible into shares of our common stock at prices tied to the market price of our shares. As of the date of this Prospectus we have only one debt issue that has such a convertible feature, our $12,000,000 Secured Exchangeable Note has a convertible feature based on the market price of DVI common stock. We have two other convertible debt issues: Our $12,750,000 Convertible Subordinated Notes Due 2004 are convertible into shares of our common stock at $10.60 per share, subject to customary anti-dilution provisions. Our $25,000,000 Convertible Subordinated Notes Due 2009 are convertible into shares of our common stock at $20.00 per share, subject to customary anti-dilution provisions.



      If all of our convertible securities that are presently outstanding (other than stock options issued from time to time pursuant to our option plans and arrangements) were converted on November 30, 2002, we would be required to issue 2,999,957 shares of our common stock (consisting of 2,452,831 shares issuable upon conversion of our convertible subordinated notes and 547,126 shares issuable to repay the Secured Exchangeable Note). While the number of shares issuable upon conversion of the Convertible Subordinated Notes remains constant, subject to customary anti-dilution protection, if the Secured Exchangeable Note was to be repaid using shares of our common stock at times when the market price of our shares is low, the number of shares issuable to the holders of that instrument will increase significantly. If this were to happen, existing stockholders could be significantly diluted. The following table illustrates how many securities we would be required to issue, and what percentage that amount represents of our outstanding common stock, if our Secured Exchangeable Note were to be repaid using shares of our common stock at times when the market price of our common stock fell 25%, 50% and 75% below its $8.84 price as of November 30, 2002, when 15,154,421 shares of our common stock were outstanding:



                                  100% OF CURRENT        75% OF CURRENT        50% OF CURRENT       25% OF CURRENT
                                MARKET PRICE ($8.84   MARKET PRICE ($6.63   MARKET PRICE ($4.42      MARKET PRICE
                                     PER SHARE)            PER SHARE)            PER SHARE)        ($2.21 PER SHARE)
                                     ----------            ----------            ----------        -----------------
Number of shares to be
   issued...................          547,126              729,502              1,094,253             2,188,506
                                      (3.61%)               (4.81%)               (7.22%)              (14.44%)


                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and examine these reports, proxy statements and other information without charge at the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission's Midwest Regional Office at 175 West Jackson Boulevard, Suite 900, Chicago, IL, 60604 or the Northeast Regional Office at 233 Broadway, New York, NY 10279, or on the website of the Securities and Exchange Commission at http://www.sec.gov. Copies of all or a portion of these documents may be obtained from the Public Reference Room, upon payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our common stock is listed on the New York Stock Exchange and you should also be able to inspect and copy our reports, proxy statements and other information at the offices of the New York Stock Exchange, Public Reference Section, 20 Broad Street, New York, New York 10005.

      This prospectus constitutes a part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. This prospectus omits certain of the information contained in the registration statement and the exhibits and schedules thereto, as permitted by the rules and regulations of the Securities and Exchange Commission. Statements contained in this prospectus as to the content of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance reference is made to the copy of such contract or other document so filed, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. We refer you to the registration statement and such exhibits and schedules thereto for further information about us and the securities offered pursuant to this prospectus.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Securities and Exchange Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information that we file later with the Securities and Exchange Commission (File Number 0-16271) will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections

13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the sale of all of the shares that are part of this offering:


      (1) Our Annual Report on Form 10-K for the fiscal year ended June 30, 2002; and



      (2) The description of our shares of common stock contained in our Registration Statement on Form S-3 filed on April 24, 1998.


      WE WILL PROVIDE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED A COPY OF ANY AND ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THE REGISTRATION STATEMENT OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). WE WILL PROVIDE THIS INFORMATION AT NO COST TO SUCH PERSON UPON WRITTEN OR ORAL REQUEST ADDRESSED TO: DVI, INC., 2500 YORK ROAD, JAMISON, PENNSYLVANIA 18929 (TELEPHONE:
215-488-5000), ATTENTION: LEGAL DEPARTMENT.

                           FORWARD-LOOKING INFORMATION

      We make statements in this prospectus and the documents we incorporate by reference into this prospectus that are considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are usually identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or similar expressions. We intend those forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions. These forward-looking statements reflect our current views about the Company's plans, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have listed below and have discussed elsewhere in this prospectus some important risks, uncertainties and contingencies which could cause the Company's actual results, performances or achievements to be materially different from the forward-looking statements we make in this prospectus. These risks, uncertainties and contingencies include, but are not limited to, the following:

      - our ability to access capital and financing on terms acceptable to us;

      -     competition from others;

      - changes in interest or currency exchange rates that limit our ability to generate new receivables and decrease our net interest margins;

      -     increases in non-performing loans and credit losses;

      - changes in any domestic or foreign governmental regulation affecting our ability to declare and pay dividends or the manner in which we conduct business;

      - adverse changes, or any announcement relating to a possible or contemplated adverse change, in the ratings obtained from any of the independent rating agencies relating to our debt securities or other financial instruments;

      - economic and political instability in geographic areas serviced by our international operations; and

      -     other risk factors set forth under "Risk Factors."

      We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents filed with the Securities and Exchange Commission, and you should not place undue reliance on those statements.

                                 USE OF PROCEEDS

      The selling securityholders will receive all of the net proceeds from sales of the shares offered hereby. See "Selling Securityholders." We will not receive any of the proceeds.

                             SELLING SECURITYHOLDERS

      The selling securityholders are persons who may in the future acquire shares of our common stock upon the conversion of our 9-1/8% Convertible Subordinated Notes Due 2004. The table on the following page sets forth, for each of the selling securityholders:

      (1)   the selling securityholder's affiliation with the Company;

      (2) the aggregate number of shares of our common stock owned by the selling securityholder prior to the offering made by this prospectus;

      (3) the maximum aggregate number of shares that the selling securityholder may acquire upon the conversion of the Notes;

      (4) the maximum number of shares the selling securityholder may offer and sell pursuant to this prospectus; and

      (5) the number of shares (and percentage of the outstanding shares, if one percent or more) of common stock the selling securityholder will own after the offering made by this prospectus.

Shares of common stock described under (2) and (5) above may not be offered or sold pursuant to this prospectus.

                                                         NUMBER OF                                             NUMBER OF
                                     MATERIAL           SHARES (AND                                           SHARES (AND
                                   RELATIONSHIP        PERCENTAGE OF                                         PERCENTAGE OF
                                     WITH THE           OUTSTANDING         NUMBER OF                        OUTSTANDING
                                  COMPANY DURING        SHARES) OWNED    SHARES ISSUABLE    MAXIMUM NUMBER   SHARES) TO BE
                                  PREVIOUS THREE          BEFORE         ON CONVERSION      OF SHARES THAT    OWNED AFTER
              NAME                     YEARS            OFFERING(1)       OF NOTES(2)       MAY BE OFFERED    OFFER(2)(3)
              ----                     -----            -----------       -----------       --------------    -----------
Hannah S. & Samuel A. Cohn
   Memorial Foundation........      Related to              18,867           18,867           18,867                0
                                     Gerald L.                (.12%)
                                  Cohn, Director(4)


Canadian Imperial Bank of
   Commerce Trust Company, as
   Trustee....................          (5)              2,540,720          716,981          716,981            1,823,739
                                                             (15.8%)                                                (11.4%)

Luckman Family Ventures.......         None                 23,433            9,433            9,433                14,000(*)
                                                              (.15%)

Edward A. Newman..............         None                  9,433            9,433            9,433                0
                                                              (.06%)

Herbert J. Seigel.............         None                 47,169           47,169           47,169                0
                                                              (.29%)

Gerald L. Cohn Revocable
   Trust......................      Related to              75,471           75,471           75,471                0
                                     Gerald L.                (.47%)
                                  Cohn, Director (4)



Brenda McHugh....................  Wife of John             92,650           23,584           23,584               69,066(*)(6)
                                    E. McHugh,                (.58%)
                                     Director

Sandy Jordan.....................      None                 18,867           18,867           18,867                0
                                                              (.12%)

Richard Weiss and Gail Weiss,
   JTWROS........................      None                 24,011           22,011           22,011                2,000(*)
                                                              (.15%)

Robert Luckman...................      None                 23,612           22,012           22,012                1,600(*)
                                                              (.15%)

S.L.K. Retirement Trust..........      None                 10,433            9,433            9,433                 1,000(*)
                                                              (.07%)

Ellen Gardner GST Discretionary
   Trust.........................      None                 12,578           12,578             0
                                                              (.08%)

William C. Bartholomay...........      None                 9,433             9,433            9,433                  0
                                                              (.06%)

Granite Capital, L.P.............      None                759,479          188,679          188,679              570,800
                                                             (4.74%)                                                (3.56%)
Yehuda Ben-Arieh Residuary
   Trust.........................      None                 18,867           18,867           18,867                 0
                                                              (.12%)


* Less than 1%

(1) Includes shares issuable on conversion of 9-1/8% Convertible Subordinated Notes Due 2004.

(2) Based on the initial conversion price of $10.60 per share with respect to the Notes.

(3) Assuming all shares covered by this prospectus are sold at the same time. Computed based on 16,030,276 shares of common stock outstanding, which is a pro forma number of shares comprised of 14,827,445 shares of common stock issued and outstanding at August 20, 2002, plus 1,202,831 shares issuable on conversion of the Notes. Because no fractional shares are issuable on conversion of the Notes, the aggregate number of shares shown on the table as issuable on conversion of the Notes is slightly less than 1,202,831.

(4) The Hannah S. & Samuel A. Cohn Memorial Foundation (the "Foundation") is a charitable enterprise of which Gerald L. Cohn is the President and a board member. Mr. Cohn has no financial interest in the Foundation, but may be deemed for securities law purposes to be the beneficial owner of the securities owned by the Foundation by reason of his positions with the Foundation. The Gerald L. Cohn Revocable Trust (the "Cohn Trust") is a trust of which Mr. Cohn is a co-trustee and the sole beneficiary. For securities law purposes Mr. Cohn is deemed to be the beneficial owner of the securities owned by the Cohn Trust.

(5) Canadian Imperial Bank of Commerce Trust Company (Bahamas) Limited ("CIBC"), as Trustee of Settlement T-1740 Trusts #14, #27, #28, #29, #30, #31, #32, #33, #34, #35 and #36 for the benefit of various descendants of A.N. Pritzker, deceased, is the record holder of 1,823,739 shares of common stock.

(6) Includes 69,066 shares of common stock, including 15,400 shares jointly owned by John and Brenda McHugh, 2,000 shares owned solely by Brenda McHugh, 10,000 shares owned solely by John McHugh and 41,666 shares issuable on the exercise of options that are beneficially owned by Mr. McHugh.

                              PLAN OF DISTRIBUTION

      We anticipate that the selling securityholders will offer the shares for sale at the prices prevailing on the New York Stock Exchange (or other principal market on which the shares are then traded) on the date of sale. Except as may be set forth in any prospectus supplement, the selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling securityholders. The selling securityholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling securityholders and any broker-dealers that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We have agreed that we will bear all costs, expenses and fees incurred in connection with the registration of the shares, including, but not limited to, all registration and filing fees, printing expenses and fees (if any) and disbursements of the Company's counsel and accountants. Brokerage commissions and similar selling expenses will be borne by the selling securityholders. We have agreed to indemnify the selling securityholders and any brokers through whom sales of shares are made against certain liabilities, including liabilities under the Securities Act of 1933.

                                     EXPERTS

      The financial statements and the related financial statement schedules included and incorporated in this prospectus and elsewhere in the registration statement by reference from our Annual Report on Form 10-K for the year ended June 30, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated herein by reference, and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS


      The validity of the shares of common stock offered hereby will be passed upon for us by Clifford Chance US LLP, New York, New York.

                                    PART II:

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the registrant in connection with the sale of shares being registered. All amounts are estimates except the Securities and Exchange Commission filing fee.

Registration Fee.....................................    $     1,173
Printing and Engraving...............................          3,000
Accounting Fees......................................         25,000
Legal Fees and Expenses..............................        100,000
Blue Sky Fees and Expenses...........................          3,000
Miscellaneous Fees and Expenses......................          7,827
                                                         -----------
     TOTAL...........................................    $   140,000
                                                         ===========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145(a) of the General Corporation Law of the State of Delaware, referred to as the "General Corporation Law," provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if the indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, the indemnitee must not have had reasonable cause to believe his conduct was unlawful.

      Section 145(b) of the General Corporation Law provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

      Section 145(g) of the General Corporation Law provides in general that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the law.

      The Company's By-laws require the Company to indemnify each of its directors, officers and employees to the fullest extent permitted by law in connection with any actual or threatened action or proceeding arising out of his service to the Company or to other organizations at the Company's request.

      The Company has agreed to indemnify the selling securityholder and any brokers through whom sales of shares are made against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 16.  EXHIBITS

(a)      Exhibits


                4.1(a)     Form of common stock certificate
                4.2(b)     Form of 9-1/8% Convertible Subordinated Note
                4.3(b)     Note Exchange Agreement, dated as of August 1, 2001,
                           between DVI and the Securityholders
                4.4(b)     Registration Rights Agreement, dated as of August 1,
                           2001, between DVI and the Securityholders
                5.1(c)     Opinion of Clifford Chance US LLP
                23.1(c)    Consent of Clifford Chance US LLP
                           (included in Exhibit 5.1)
                23.2(d)    Consent of Deloitte & Touche LLP


  (a) Filed as an Exhibit to the Company's Registration Statement on Form S-3 (Registration No. 33-84604) incorporated herein by reference.

  (b) Filed as an Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001.

  (c) Previously filed.

  (d) Filed herewith.

(b)   Financial Statements

      Inapplicable.

ITEM 17.  UNDERTAKINGS

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to its Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Doylestown, Commonwealth of Pennsylvania, on December 30, 2002.

                                     DVI, INC.


                                     By:  /s/ Michael A. O'Hanlon
                                          --------------------------------------
                                          Name:   Michael A. O'Hanlon
                                          Title:  Chief Executive Officer
                                                  and President


         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                 SIGNATURE                                         TITLE                                DATE
                 ---------                                         -----                                ----
*  /s/ Michael A. O'Hanlon                    Chief Executive Officer and President and
---------------------------------------       Chairman of the Board of Directors                 December 30, 2002
Michael A. O'Hanlon

/s/ Steven R. Garfinkel                       Executive Vice President and Chief
---------------------------------------       Financial Officer                                  December 30, 2002
Steven R. Garfinkel

*                                             Vice President and Chief Accounting
---------------------------------------       Officer                                            December 30, 2002
John P. Boyle

*                                             Director                                           December 30, 2002
---------------------------------------
Gerald L. Cohn

*                                             Director                                           December 30, 2002
---------------------------------------
William S. Goldberg

*                                             Director                                           December 30, 2002
---------------------------------------
John E. McHugh

*                                             Director                                           December 30, 2002
---------------------------------------
Nathan Shapiro

*                                             Director                                           December 30, 2002
---------------------------------------
Harry T. J. Roberts


*By: /s/ Steven R. Garfinkel
     ---------------------------
     Steven R. Garfinkel
     Attorney-in-fact

                                  EXHIBIT INDEX


        4.1(a)     Form of common stock certificate
        4.2(b)     Form of 9-1/8% Convertible Subordinated Note
        4.3(b)     Note Exchange Agreement, dated as of August 1, 2001, between
                   DVI and the Securityholders
        4.4(b)     Registration Rights Agreement, dated as of August 1,
                   2001, between DVI and the Securityholders
        5.1(c)     Opinion of Clifford Chance US LLP
        23.1(c)    Consent of Clifford Chance US LLP
                   (included in Exhibit 5.1)
        23.2(d)    Consent of Deloitte & Touche LLP


(a) Filed as an Exhibit to the Company's Registration Statement on Form S-3 (Registration No. 33-84604) incorporated herein by reference.

(b) Filed as an Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001.

(c) Previously filed.

(d) Filed herewith.